Exhibit 10.6

Vicarious Surgical Inc.

78 Fourth Ave

Waltham, MA 02451

January 18, 2024

BY EMAIL

Randy Clark

Re: Offer of Employment

Dear Randy:

It gives me great pleasure to offer you employment with Vicarious Surgical Inc., a Delaware corporation (the “Company”). The purpose of this letter is to summarize the terms of your employment with the Company should you accept our offer.

1. Position.  You will be employed in the full-time, exempt position of President, with an estimated start date of January 31, 2024.

2. Exclusivity.  In return for the compensation described in this letter, you agree to devote 100% of your professional time and energies to the Company, and to not engage in any other business activities without the prior written approval of the Company. You further agree to devote your best efforts, skill, knowledge, attention, and energies to the advancement of the Company's business and the performance of your duties and responsibilities as an employee of the Company.

3. Compensation.

a.	Base Salary. Your initial base salary will be at an annualized rate of $500,000.00, less all legally required or voluntarily authorized withholdings and deductions, to be paid in bi-weekly installments in accordance with the Company’s normal payroll practices. Your base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

b.	Stock Options. Subject to the approval of the Compensation Committee of the Board of Directors (the “Committee”), the Company may grant you an incentive stock option (the “Option”) under the Company’s 2021 Equity Incentive Plan (the “Plan”) for the purchase of an aggregate of 1,000,000 shares of common stock of the Company (the “Shares”). The exercise price per share shall be equal to the closing price of the Company's stock on the date of grant by the Committee. The Option shall be subject to all terms, vesting schedules and other provisions set forth in the Plan and in a separate option agreement.

c.	Annual Bonus. You may be eligible to receive an annual discretionary performance and retention bonus (“Annual Bonus”) of up to 50% of your then-current base salary based upon your performance against personal objectives established by the Company and the Company’s performance during the applicable calendar year. The amount of your Annual Bonus, if any, for a given year shall be determined by the Company in its sole and absolute discretion. In order to be eligible to receive an annual bonus for a given year, you must be an active employee of the Company on the date that such bonus is paid, and no annual bonus shall be considered earned before that date. Any Annual Bonus for 2024 will be prorated based upon your start date.

4. Severance. In the event that you are terminated without cause, you would be entitled to receive a severance payment equal to 100% of your then in-effect base salary for 6 months, as well as payment of an amount equal to COBRA premiums for 6 months.

5. Benefits.  You will be eligible to participate in any employee benefit programs that the Company makes generally available to its employees, provided that you are eligible under (and subject to all provisions of) the plan documents governing such programs. The benefit programs made available by the Company, and the rules, terms, and conditions for participation in such programs, are subject to change by the Company at any time and from time to time without advance notice.

6. Paid Time Off.  The Company has adopted a paid time off (PTO) policy pursuant to which it does not limit the number of days that you may take off in a given year. As such, you are entitled to take as many paid days off as you deem necessary, at such times as may be approved by the Company and subject to the terms and conditions of the Company’s PTO policy as in effect at the time. The Company may discontinue this policy, or modify its terms and conditions, at any time, and from time to time, in its sole and absolute discretion.

7. Sick Days. You will be eligible to receive a lump sum of forty (40) hours of paid earned sick time per a calendar year, provided that you are eligible (and subject to all provisions of) the Company’s Paid Earned Sick Time Policy, as modified from time to time by the Company in its sole discretion.

8. Paid Holidays. The Company observes eleven (11) federal holidays each year: New Year’s Day, Martin Luther King Day, Presidents Day, Memorial Day, Juneteenth, Independence Day, Labor Day, Indigenous Peoples Day, Veterans Day, Thanksgiving Day, and Christmas Day. In addition, the Company observes the day after Thanksgiving as a holiday.

9. Company Property and Equipment. During your employment, the Company will provide you with a Company laptop computer for use in conducting Company business and immediately returnable to the Company upon the termination of your employment for any reason or upon the earlier request of the Company.

10. At-Will Employment.  This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Company’s President, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

11. Restrictive Covenants Agreements. As a condition of your employment, you will be required to execute the Company’s Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement (together, the “Restrictive Covenants Agreements”), attached hereto, respectively, as Exhibit A and Exhibit B.

12. No Conflicting Agreements.  You represent that you are not bound by any employment contract, restrictive covenant, or other agreement preventing (or that purports to restrict) your right to enter employment with, or carrying out your responsibilities to, the Company, other than those that you have explicitly disclosed to the Company by providing it with a copy.

13. Company Policies and Procedures.  As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and the Company’s information technology resources (including, but not limited to, all computers and electronic files, and all Internet access and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any of the Company premises, property, materials, resources, or information.   Additionally, the company follows COVID-19 safety protocol, which may include compliance with vaccination, testing and masking requirements.

14. Proof of Right to Work.  For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to the Company within three (3) business days of your first day of employment. This offer is contingent upon being able to provide authorization to work in the United States.

15. Employment Background Check.  This offer is contingent upon you authorizing, and the successful completion of, an employment background check as detailed in the Company’s acknowledgement and authorization background check form.

16. Governing Law/Jurisdiction. The resolution of any dispute concerning this letter or your employment with the Company, including the termination of that employment for any reason, will be governed by the laws of the Commonwealth of Massachusetts without reference to principles of conflicts of law. You agree to the exclusive jurisdiction of the state and federal courts of the Commonwealth of Massachusetts to resolve any and all claims arising out of, or relating in any way to, this letter or your employment with the Company, including your separation from employment with the Company.

17. Entire Agreement.  Please note that this offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company.

If this letter correctly sets forth the initial terms under which you will be employed by the Company, please sign this letter where indicated below, followed by a timely execution of the Restrictive Covenants Agreements detailed in Paragraph 10. If you do not accept this offer by the end of business on January 22, 2024, this offer will be automatically withdrawn.

VICARIOUS SURGICAL INC.

By:	/s/ Adam Sachs
Adam Sachs
CEO & Founder

AGREED AND ACCEPTED:

/s/ Randy Clark
Randy Clark

January 18, 2024
Date

4